Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 04-26

Contact:	Tabitha Zane Sr. Director, Investor Relations 919-431-1529

Highwoods Properties Reports Second and Third Quarter

Financial Results

Occupancy Up 1.8% from March 31, 2004

Restatement Completed; Amended 2003 Form 10-K and Amended

First Quarter 2004 Form 10-Q Filed

No Material Impact on Future FFO Expected

Raleigh, NC – November 15, 2004 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported financial results for the second and third quarters of 2004, and announced it has filed an amended 2003 10-K and an amended first quarter 2004 10-Q with restated financial results for the years 2001 through 2003 and the first quarter of 2004. All financial information set forth in this release is presented on a restated and consistent basis for all periods.

2004 Year-to-Date Financial Results

For the nine months ended September 30, 2004, the Company reported net income attributable to common shareholders, after deducting dividends on preferred stock, of $8.8 million, or $0.16 per diluted share. This compares to net income of $13.5 million, or $0.25 per diluted share, for the nine months ended September 30, 2003. On a quarterly basis for 2004 net income breaks out as shown in the table below:

	1Q	2Q	3Q	YTD
Net income (loss) allocable to Common shareholders – 2004 ($000)	$(2,767)	$(2,315)	$13,846	$8,764
Net income (loss) per diluted share – 2004	$(0.05)	$(0.04)	$0.26	$0.16

Funds from operations (“FFO”) allocable to common shareholders was $85.9 million, or $1.59 per diluted share, for the nine months ended September 30, 2004. This compares to FFO allocable to common shareholders of $99.9 million, or $1.87 per diluted share, for the same nine-month period a year ago.

Included in FFO before minority interest for the first nine months of 2004 were the following non-recurring (charges) and credits ($000):

	1Q	2Q	3Q	YTD
Impairments on depreciable property	$0	$(3,856)	$(500)	$(4,356)
Retirement package for former CEO	$(3,208)	$(1,375)	$0	$(4,583)
Debt extinguishment loss (X-POS)	$0	$(12,457)	$0	$(12,457)
WorldCom Settlement	$0	$0	$14,435	$14,435
G&A costs related to strategic transaction and restatement	$0	$(235)	$(2,538)	$(2,773)

On a quarterly basis for 2004, FFO allocable to common shareholders excluding these charges and credits and related amounts, net of minority interest, breaks out as shown in the table below:

	1Q	2Q	3Q	YTD
FFO allocable to Common shareholders – 2004 ($000)	$30,202	$31,445	$32,975	$94,622
FFO per diluted share – 2004	$0.56	$0.58	$0.61	$1.75

Second and Third Quarter Operational Highlights

•	Second generation office leasing activity in Highwoods’ portfolio totaled approximately 1.4 million square feet in each of the second and third quarters. For the first three quarters of 2004, the Company signed 772 leases for a total of 5.8 million square feet, 68.1% of which was office space. Customer retention for this nine-month period was 72.6%.

•	Occupancy in the Company’s 34.6 million square foot in-service portfolio at September 30, 2004 was 83.2%, a 180 basis point increase from March 31, 2004. At June 30, 2004, occupancy was 81.8%.

•	Straight-line rental rates for signed office leases increased 0.5% in the second quarter and declined 1.0% in the third quarter from straight line rental rates under the previous leases.

•	The Company’s long-term debt declined from March 31, 2004 by $189.4 million, which reduced the Company’s debt to total assets ratio from 50.8% at March 31, 2004 to 48.3% at September 30, 2004.

•	The sale of the 176,000 square foot network operations center at the Highwoods Preserve Campus in Tampa, Florida to the Depository Trust and Clearing Corporation was completed in June 2004. The Company recorded an impairment charge of approximately $3.7 million in April 2004, as previously disclosed. The Company received net proceeds of approximately $18.6 million when the sale closed in late June with no material additional gain or loss.

•	The Company was awarded a $15 million, 112,000 square foot, build-to-suit lease for 12 years for a Class A office building in Richmond, Virginia that will be 100% leased and occupied by Saxon Capital (NASD:SAXN). This building is expected to be completed by late summer 2005.

•	T-Mobile signed a 10-year lease to occupy 85,000 square feet at Building V in Highwoods Preserve in Tampa, Florida. The lease commences on December 1, 2004.

•	The Company received net proceeds of $14.4 million from MCI as the final settlement of its claim against WorldCom. These proceeds were reported as other income in the third quarter of 2004.

•	The Company announced its intention to list for sale all of its wholly-owned buildings in Charlotte, North Carolina, which encompass approximately 1.5 million square feet of office space as well as 28 acres of land, with CB Richard Ellis, a multi-national commercial real estate brokerage firm. The Offering Memorandum will be distributed by CB Richard Ellis the week of November 15th.

Ed Fritsch, President and Chief Executive Officer of Highwoods Properties, stated, “We are very pleased with our portfolio occupancy gains over the last six months, with each of our markets except Columbia, South Carolina having posted an increase in occupancy from the second to the third quarter. Our wholly-owned development pipeline is increasing and we currently have 683,000 square feet under construction that is 100% leased for a total investment of $83.1 million with a projected stabilized yield of 10%.”

Build-To-Suit Awarded in Atlanta

Highwoods was recently awarded a 109,450-square foot build-to-suit lease by the General Services Administration (GSA) to develop a Class A office building at Highwoods Century Center Office Park in Atlanta for the Centers for Disease Control and Prevention (“CDC”). The cost of the project is approximately $21.4 million. Construction is expected to commence in the fourth quarter of 2004 and the building should be completed in the third quarter of 2005.

“This contract positions us to deliver another Class A office building in our well-positioned, 1.7 million square foot Century Center Office Park. The stability of this income and the enhancement of Century Center through the expansion of CDC’s campus presence is a testament to the hard work of our Atlanta-based team and the vitality of this office park. This is also the fourth build-to-suit project we’ve been awarded by the federal government as a result of our increased focus on building and strengthening our relationship with the GSA,” stated Mr. Fritsch.

Dispositions:

In the second and third quarters combined, the Company sold five office buildings totaling 422,400 square feet for gross proceeds of $32.5 million. These sales included the network operations center at Highwoods Preserve in Tampa that was acquired by the Depository Trust and Clearing Corporations, as noted above. In addition, in the second quarter the Company sold 60% of its equity interest in five Orlando, Florida office buildings totaling 1.27 million square feet to Kapital-Consult, a joint venture partner, for $41.4 million. The properties carried $136.2 million of mortgage debt that was assumed by the unconsolidated joint venture and refinanced. The Company also sold 80.7 acres of land from April 1, 2004 through September 30, 2004 for total gross proceeds of $12.8 million.

Subsequent to September 30, 2004, the Company sold Highwoods Business Park in Charlotte, North Carolina for gross proceeds of $9.2 million. This park consists of nine buildings encompassing approximately 162,700 square feet that is, on average, 72.4% occupied. In addition, the Company sold 20 acres of non-strategic land in Kansas City for gross proceeds of $5.5 million.

Restatement Results

The Company has filed an amended 10-K for the year ended December 31, 2003 to restate its previously reported financial results for fiscal years 2001 through 2003 and an amended 10-Q to restate its previously reported financial results for the first quarter of 2004. Ernst & Young LLP, our independent auditor, has issued an unqualified opinion on the Company’s restated 2003, 2002 and 2001 consolidated financial statements that appear in the amended 10-K. These restatements are described in detail in the financial statements contained in the amended filings (Note 18 in the amended Form 10-K and Note 11 in the amended Form 10-Q). The restatement adjustments relate to:

1)	The accounting for a limited number of the Company’s prior real estate sales transactions occurring between 1999 and 2003;

2)	Reclassifications related to discontinued operations;

3)	The accounting for minority interest in the Operating Partnership;

4)	The accounting for a debt retirement transaction that occurred in early 2003; and

5)	Various other items.

Historical Impact on Net Income and FFO

The effects of these adjustments on previously reported periods and the ongoing effects on second and third quarter 2004 results are shown in the attached financial tables. The cumulative impact of these adjustments for the years 2001, 2002 and 2003 and the first nine months of 2004 reduced aggregate net income by $17.1 million, or $0.32 on a per share basis. This represented approximately 6.1% of total net income adjusted during this period.

The cumulative impact of these adjustments for the years 2001, 2002 and 2003 and the first nine months of 2004 reduced aggregate FFO allocable to common shareholders by $20.6 million, or $0.40 on a per share basis. This represented approximately 3.6% of total FFO allocable to common shareholders during this period.

Future Impact on Net Income and FFO

The adjustments will have continuing effects on net income reported in future periods. These future effects include:

•	lower minority interest expense,

•	lower interest expense due to a change in accounting for debt retirement that occurred in 2003,

•	higher depreciation expense due to consolidating assets that previously were treated as sold assets, and

•	higher gains on sales in future years when such consolidated assets can be recognized as sold assets due to the elimination or reduction of the continuing involvement.

These adjustments are not expected to have a material impact on future FFO allocable to common shareholders because depreciation expense and gains on sales of operating properties are not included in FFO.

The Company also announced that it has received a non-public, informal inquiry letter from the Atlanta office of the Securities and Exchange Commission (SEC) Division of Enforcement. The letter requests our voluntary assistance in providing them with documentation regarding our review of real estate transactions undertaken in connection with the Company’s previously disclosed communications with the SEC Division of Corporate Finance, and all documents relating to communications with our independent auditor in connection with our review.

Ed Fritsch, President and Chief Executive Officer, stated, “We are cooperating fully with this informal inquiry and hope to resolve all of the SEC’s questions as quickly as possible.”

Outlook

For the quarter ended December 31, 2004, the Company expects to report FFO per share between $0.57 and $0.60. This estimate excludes any asset gains or impairments associated with potential property dispositions, as well as any non-recurring charges associated with the cost of the restatement.

The Company will provide FFO guidance for 2005 before the end of the year.

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors as important indicators of the performance of an equity REIT. FFO and FFO per share can facilitate comparisons of operating performance between periods and between other REITs because they exclude factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO and FFO per share as disclosed by other REITs may not be comparable to our calculations of FFO and FFO per share. CAD is another useful financial performance measure of an equity REIT. CAD provides an additional basis to evaluate the ability of a REIT to incur and service debt, fund acquisitions and other capital expenditures and pay distributions. CAD does not measure whether cash flow is sufficient to fund all cash needs. FFO, FFO per share and CAD are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as indicators of our operating performance or to cash flows as measures of liquidity. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO. Our calculation of FFO is consistent with FFO as defined by NAREIT.

Supplemental Information

A copy of the Company’s third quarter 2004 Supplemental Information that includes detailed operating and financial information is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. The Supplemental Information, together with this release, has been furnished to the Securities and Exchange Commission on Form 8-K. In addition, an abbreviated Supplemental for the second quarter of 2004 is also available on the Company’s Web site. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-875-6717 / 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Highwoods will conduct a conference call to discuss the results of its second and third quarters at 4:00 p.m. Eastern time today, November 15. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone and Web cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 7:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 2216644.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of September 30, 2004, the Company owned or had an interest in 525 in-service office, industrial and retail properties encompassing approximately 41.4 million square feet. Highwoods also owns approximately 1,200 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, expected leasing and financing activities, financial and operating performance and share repurchases and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations are detailed in the Company’s amended 2003 Annual Report on Form 10-K and subsequent SEC reports and include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; and unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs.

Financial tables follow.

####

Highwoods Properties, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003	2004	2003	2004	2003
Rental and other revenues	$119,282	$125,927	$117,546	$125,286	$114,260	$121,755	$351,088	$372,968
Operating expenses:
Rental property and other expenses	43,767	42,664	41,978	43,519	41,693	42,974	127,438	129,157
Depreciation and amortization	35,496	35,871	34,194	35,473	33,419	34,050	103,109	105,394
Impairment of assets held for use	—	—	—	—	500	—	500	—
General and administrative	10,667	4,672	7,869	6,960	10,089	6,750	28,625	18,382

Total operating expenses	89,930	83,207	84,041	85,952	85,701	83,774	259,672	252,933
Interest expense:
Contractual	27,215	30,159	27,371	30,293	25,636	29,955	80,222	90,407
Amortization of deferred financing costs	1,144	897	925	903	782	1,690	2,851	3,490
Financing obligations	4,693	4,877	1,426	4,161	1,378	4,478	7,497	13,516

	33,052	35,933	29,722	35,357	27,796	36,123	90,570	107,413
Other income/(expense):
Interest and other income	1,754	1,166	1,481	1,879	1,735	1,425	4,970	4,470
Settlement of bankruptcy claim	—	—	—	—	14,435	—	14,435	—
Loss on debt extinguishments	—	(14,653)	(12,457)	—	—	—	(12,457)	(14,653)
Gain on extinguishment of co-venture obligation	—	—	—	—	—	16,301	—	16,301

	1,754	(13,487)	(10,976)	1,879	16,170	17,726	6,948	6,118

(Loss)/income before disposition of property, co-venture expense, minority interest and equity in earnings of unconsolidated affiliates	(1,946)	(6,700)	(7,193)	5,856	16,933	19,584	7,794	18,740
Gains on disposition of property, net	1,070	804	14,405	1,610	2,308	5,556	17,783	7,970
Co-venture expense	—	(2,086)	—	(2,169)	—	(333)	—	(4,588)
Minority interest in the Operating Partnership	714	1,615	(137)	89	(1,491)	(1,965)	(914)	(261)
Equity in earnings of unconsolidated affiliates	1,284	1,149	1,549	1,377	2,631	1,081	5,464	3,607

Income/(loss) from continuing operations	1,122	(5,218)	8,624	6,763	20,381	23,923	30,127	25,468
Discontinued operations:
Income from discontinued operations, net of minority interest	388	1,123	231	1,025	548	730	1,167	2,878
Gain/(loss) on sale of discontinued operations, net of minority interest	3,436	6	(3,457)	894	630	7,431	609	8,331

	3,824	1,129	(3,226)	1,919	1,178	8,161	1,776	11,209

Net income/(loss)	4,946	(4,089)	5,398	8,682	21,559	32,084	31,903	36,677
Dividends on preferred stock	(7,713)	(7,713)	(7,713)	(7,713)	(7,713)	(7,713)	(23,139)	(23,139)

Net (loss attributable to)/income available for common stockholders	$(2,767)	$(11,802)	$(2,315)	$969	$13,846	$24,371	$8,764	$13,538

Net (loss)/income per common share - basic:
(Loss)/income from continuing operations	$(0.12)	$(0.24)	$0.02	$(0.02)	$0.24	$0.31	$0.13	$0.05
Income/(loss) from discontinued operations	0.07	0.02	(0.06)	0.04	0.02	0.15	0.03	0.21

Net (loss)/income	$(0.05)	$(0.22)	$(0.04)	$0.02	$0.26	$0.46	$0.16	$0.26

Weighted average common shares outstanding - basic	53,174	53,142	53,274	52,921	53,373	52,734	53,274	52,931

Net (loss)/income per common share - diluted:
(Loss)/income from continuing operations	$(0.12)	$(0.24)	$0.02	$(0.02)	$0.24	$0.31	$0.13	$0.04
Income/(loss) from discontinued operations	0.07	0.02	(0.06)	0.04	0.02	0.15	0.03	0.21

Net (loss)/income	$(0.05)	$(0.22)	$(0.04)	$0.02	$0.26	$0.46	$0.16	$0.25

Weighted average common shares outstanding - diluted	53,174	53,142	53,274	53,401	54,002	53,358	54,005	53,438

Highwoods Properties, Inc.

Funds from Operations

(In thousands, except per share amounts and ratios)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003	2004	2003	2004	2003
Funds from operations:
Net income/(loss)	$4,946	$(4,089)	$5,398	$8,682	$21,559	$32,084	$31,903	$36,677
Dividends to preferred shareholders	(7,713)	(7,713)	(7,713)	(7,713)	(7,713)	(7,713)	(23,139)	(23,139)

Net (loss)/income applicable to common shares	(2,767)	(11,802)	(2,315)	969	13,846	24,371	8,764	13,538
Add/(deduct):
Depreciation and amortization of real estate assets	34,818	35,213	33,512	34,798	32,649	33,230	100,979	103,241
Gain/(loss) on disposition of depreciable real estate assets	81	(24)	(16,235)	(215)	(1,729)	(4,489)	(17,883)	(4,728)
Minority interest in income from operations	(714)	(1,615)	137	(89)	1,491	1,965	914	261
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	1,979	1,843	2,001	1,908	2,372	1,820	6,352	5,571
Discontinued operations:
Depreciation and amortization of real estate assets	537	1,022	442	966	126	836	1,105	2,824
Gain/(loss) on sale, net of minority interest	(3,436)	(119)	(399)	(894)	(630)	(7,431)	(4,465)	(8,444)
Minority interest in income from discontinued operations	45	146	27	131	63	90	135	367

Funds from operations before amounts allocable to minority interest	30,543	24,664	17,170	37,574	48,188	50,392	95,901	112,630
Minority interest in funds from operations	(3,215)	(2,889)	(1,793)	(4,250)	(4,992)	(5,588)	(10,000)	(12,727)

Funds from operations applicable to common shares	$27,328	$21,775	$15,377	$33,324	$43,196	$44,804	$85,901	$99,903

Funds from operations per share - diluted:
Net (loss)/income applicable to common shares	$(0.05)	$(0.22)	$(0.04)	$0.02	$0.26	$0.46	$0.16	$0.25
Add/(deduct):
Depreciation and amortization of real estate assets	0.64	0.66	0.62	0.65	0.60	0.62	1.87	1.93
Gain/(loss) on disposition of depreciable real estate assets	—	—	(0.30)	—	(0.03)	(0.09)	(0.33)	(0.08)
Minority interest in income from operations	(0.01)	(0.03)	—	—	0.03	0.04	0.02	0.01
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.03	0.03	0.04	0.04	0.04	0.03	0.12	0.10
Discontinued operations:
Depreciation and amortization of real estate assets	0.01	0.02	0.01	0.01	—	0.02	0.02	0.05
Gain/(loss) on sale, net of minority interest	(0.06)	—	(0.01)	(0.02)	(0.01)	(0.14)	(0.09)	(0.16)
Minority interest in income from discontinued operations	—	—	—	—	—	—	—	0.01

Funds from operations before amounts allocable to minority interest	0.56	0.46	0.32	0.70	0.89	0.94	1.78	2.11
Minority interest in funds from operations	(0.06)	(0.05)	(0.03)	(0.08)	(0.09)	(0.10)	(0.19)	(0.24)

Funds from operations applicable to common shares	$0.50	$0.41	$0.29	$0.62	$0.80	$0.84	$1.59	$1.87

Dividend payout data:
Dividends paid per common share	$0.425	$0.585	$0.425	$0.425	$0.425	$0.425	$1.275	$1.435

Funds from operations	85.0%	142.7%	146.6%	68.5%	53.1%	50.6%	80.2%	76.7%

Weighted average shares outstanding - diluted	54,137	53,558	53,875	53,401	54,002	53,358	54,005	53,438

Impairment adjustments included in funds from operations applicable to common shares in dollars	$—	$(288)	$(3,457)	$—	$(448)	$—	$(3,905)	$(288)

Impairment adjustments included in funds from operations applicable to common shares per share	$—	$(0.01)	$(0.06)	$—	$(0.01)	$—	$(0.07)	$(0.01)

Highwoods Properties, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30, 2004	June 30, 2004	December 31, 2003

Assets:
Real estate assets, at cost:
Land and improvements	$402,475	$401,300	$424,701
Buildings and tenant improvements	2,938,899	2,916,449	3,085,061
Development in process	14,431	23,027	7,485
Land held for development	189,214	186,635	189,841
Furniture, fixtures and equipment	22,140	22,133	21,818

	3,567,159	3,549,544	3,728,906
Less-accumulated depreciation	(584,348)	(558,382)	(539,700)

Net real estate assets	2,982,811	2,991,162	3,189,206
Property held for sale	69,011	86,553	101,002
Cash and cash equivalents	20,468	11,672	21,551
Restricted cash	4,927	4,903	4,602
Accounts receivable, net	14,896	14,253	18,176
Notes receivable	9,802	10,705	10,066
Accrued straight-line rents receivable	60,873	58,276	58,912
Investment in unconsolidated affiliates	78,709	79,540	62,417
Other assets:
Deferred leasing costs	108,986	104,797	102,661
Deferred financing costs	16,972	16,081	19,286
Prepaid expenses and other	12,174	13,261	10,443

	138,132	134,139	132,390
Less-accumulated amortization	(63,484)	(58,541)	(55,299)

Other assets, net	74,648	75,598	77,091

Total Assets	$3,316,145	$3,332,662	$3,543,023

Liabilities and Stockholders’ Equity:
Mortgages and notes payable	$1,600,627	$1,603,485	$1,717,765
Accounts payable, accrued expenses and other liabilities	113,617	117,530	101,608
Financing obligations	62,992	63,345	124,063
Co-venture obligation	—	—	—

Total Liabilities	1,777,236	1,784,360	1,943,436
Minority interest in the Operating Partnership	119,775	121,008	127,776
Stockholders’ Equity:
Preferred stock	377,445	377,445	377,445
Common stock	537	537	535
Additional paid-in capital	1,415,459	1,415,295	1,408,888
Distributions in excess of net earnings	(366,543)	(357,561)	(306,938)
Accumulated other comprehensive loss	(3,003)	(3,141)	(3,650)
Deferred compensation	(4,761)	(5,281)	(4,469)

Total Stockholders’ Equity	1,419,134	1,427,294	1,471,811

Total Liabilities and Stockholders’ Equity	$3,316,145	$3,332,662	$3,543,023

Highwoods Properties, Inc.

Summary of Effects of Restatement — Increases (Decreases)

Dollars in thousands, except per share amounts

	Years Ended December 31,			Quarters ended:			Aggregate From 1/1/01 to 9/30/04
	2001	2002	2003	31-Mar-04	30-Jun-04	30-Sep-04
Effects on Net Income:
Accounting for Real Estate Sales *	$(12,831)	$(14,021)	$(3,225)	$(3,920)	$15,186	$(773)	$(19,584)
Accounting for debt retirement *	—	—	(11,827)	328	328	328	$(10,843)
Accounting for minority interest in Operating Partnership	3,778	3,677	3,436	803	798	798	$13,290
Other Matters *	(4,778)	(1,240)	3,865	1,851	605	(291)	$12

TOTAL	$(13,831)	$(11,584)	$(7,751)	$(938)	$16,917	$62	$(17,125)

Effect on diluted Net Income per share	$(0.24)	$(0.22)	$(0.15)	$(0.02)	$0.31	$—	$(0.32)

Net Income, restated	$117,380	$81,877	$47,944	$4,946	$5,398	$21,559	$279,104

							-6.14%

* Amounts shown are net of related minority interest impact.

Effects on FFO Allocable to Common Shareholders:
Accounting for Real Estate Sales *	$(8,036)	$(5,071)	$9,028	$(2,332)	$(665)	$(253)	$(7,329)
Accounting for debt retirement *	—	—	(11,827)	328	328	328	$(10,843)
Accounting for minority interest in Operating Partnership	—	—	—	—	—	—	$—
Other Matters *	(4,864)	(1,450)	1,880	1,692	497	(186)	$(2,431)

TOTAL	$(12,900)	$(6,521)	$(919)	$(312)	$160	$(111)	$(20,603)

Effect on FFO per share	$(0.24)	$(0.13)	$(0.02)	$(0.01)	$—	$—	$(0.40)

FFO allocable to common shareholders, restated	$192,316	$155,884	$132,203	$27,328	$15,377	$43,196	$566,304

							-3.64%

*	Amounts shown are net of related minority interest impact.